UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2007

Modtech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25161	33-0825386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA		92571
(Address of Principal Executive Offices)		(Zip Code)

(951) 943-4014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 19, 2007, Modtech Holdings, Inc. (the “Company”) entered into an employment agreement with Kenneth S. Cragun, effective June 19, 2007 (the “Agreement”), pursuant to which Mr. Cragun will continue to serve as Senior Vice President and Chief Financial Officer. The Agreement expires on December 31, 2007, but automatically renews for successive one-year terms, subject to earlier termination as provided for in the Agreement. The Agreement provides for an annual base salary of not less than $210,000 and participation in any bonus plan maintained by the Company for senior executives. In addition, the Agreement provides for the grant of restricted Common Stock of the Company, of which 32,457 shares will vest on June 19, 2009, 32,457 shares will vest on June 19, 2010, and 32,457 shares will vest on June 19, 2011, subject to Mr. Cragun’s continued employment on those dates.

The Agreement provides that if (i) the Company terminates Executive’s employment without cause, as defined therein, or (ii) the Company declines to renew the Agreement at the expiration of the term or any one year renewal thereof, or (iii) within one year following a change of control, as defined, Mr. Cragun terminates his employment due to a significant reduction in duties, responsibilities and position, Mr. Cragun will be entitled to a lump sum severance payment equal to 12 months base salary, a pro-rated earned bonus and to continued coverage under the Company’s medical benefits plan for 12 months following termination. In addition, if Mr. Cragun’s employment is terminated for the foregoing reasons within 12 months following a change of control, 100% of his granted but unvested stock options and restricted stock shall immediately vest. The agreement defines a change of control as having taken place (i) if any person or entity or group of affiliated persons or entities acquires ownership of more than 50% of the Company’s outstanding common stock, and (ii) as a result of such acquisition or in connection with certain types of transactions, including a merger or sale of substantially all of the Company’s assets, the persons who were directors of the Company immediately before the acquisition cease to constitute three-fourths of the membership of the board of directors of the Company or its successor prior to the earlier of the first anniversary of the transaction or the next meeting of stockholders to elect directors.

Pursuant to the Agreement, the Company is obligated to indemnify Mr. Cragun to the fullest extent permitted by law from any liabilities that may arise by reason of his status or service as an officer, director or employee of the Company or any subsidiary. The Agreement requires the Company to advance any expenses incurred by Mr. Cragun as a result of a proceeding against him, subject to the Company’s right to repayment if a determination is made that Mr. Cragun was not legally entitled to indemnification, and to maintain directors’ and officers’ liability insurance during the term of the Agreement and for 24 months following termination of employment.

The Agreement also contains non-solicitation provisions that extend for 24 months after termination of employment for any reason and confidentiality provisions which have no time limit.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement between the Company and Kenneth S. Cragun

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2007

Modtech Holdings, Inc.

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun Chief Financial Officer